Execution Version

Exhibit 10.67

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

October 25, 2011

between

CENTRAL VERMONT PUBLIC SERVICE CORPORATION,
as Borrower

and

KEYBANK NATIONAL ASSOCIATION,
as Lender

  i

SECTION 5.05.	Maintenance of Properties; Insurance.	32
SECTION 5.06.	Books and Records; Inspection Rights.	32
SECTION 5.07.	Compliance with Laws.	32
SECTION 5.08.	Use of Proceeds and Letters of Credit.	32
ARTICLE VI - Negative Covenants		32
SECTION 6.01.	Indebtedness.	33
SECTION 6.02.	Liens.	33
SECTION 6.03.	Fundamental Changes.	34
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions.	35
SECTION 6.05.	Swap Agreements.	35
SECTION 6.06.	Restricted Payments.	36
SECTION 6.07.	Transactions with Affiliates.	36
SECTION 6.08.	Restrictive Agreements.	36
SECTION 6.09.	Total Debt to Total Capitalization Ratio.	36
ARTICLE VII - Events of Default		36
ARTICLE VIII - Miscellaneous		38
SECTION 8.01.	Notices.	38
SECTION 8.02.	Waivers; Amendments.	40
SECTION 8.03.	Expenses; Indemnity; Damage Waiver.	40
SECTION 8.04.	Successors and Assigns.	41
SECTION 8.05.	Survival.	43
SECTION 8.06.	Counterparts; Integration; Effectiveness.	43
SECTION 8.07.	Severability.	43
SECTION 8.08.	Right of Setoff.	44
SECTION 8.09.	Governing Law; Jurisdiction; Consent to Service of Process.	44
SECTION 8.10.	WAIVER OF JURY TRIAL.	44
SECTION 8.11.	Headings.	45
SECTION 8.12.	Confidentiality.	45
SECTION 8.13.	Interest Rate Limitation.	45
SECTION 8.14.	USA Patriot Act.	46
SCHEDULE 3.04(d)		1
Guaranteed Indebtedness		1
SCHEDULE 3.06		1
Disclosed Matters		1
SCHEDULE 6.01(b)		1
Existing Indebtedness		1
SCHEDULE 6.02		1
Existing Liens		1
SCHEDULE 6.08		1
Existing Restrictions		1
EXHIBIT A		1
Form of Promissory Note		1
EXHIBIT C		1
Form of Opinion of Borrower's Counsel		1

ii

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 25, 2011, is made by and between CENTRAL VERMONT PUBLIC SERVICE CORPORATION, as Borrower, and KEYBANK NATIONAL ASSOCIATION, as Lender.

WHEREAS, the Borrower and the Lender previously entered into an Amended and Restated  Credit Agreement dated as of November 3, 2008 (the “Original Credit Agreement”), pursuant to which the Lender agreed to extend, a revolving line of credit in the principal amount of up to Forty Million Dollars ($40,000,000) for short term borrowings;

WHEREAS, the Borrower has requested, and the Lender has agreed, to extend the Maturity Date, all subject to the terms and conditions set forth herein;

WHEREAS, the Borrower and the Lender have agreed to amend and restate the Original Credit Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I  - Definitions

SECTION 1.01. Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Revolving Loan” means, when used in reference to any Revolving Loan or Borrowing, a Revolving Loan or Borrowing bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 8.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Credit Agreement as the same may be further amended, restated, supplemented or renewed.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan or Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Revolving Loan Spread”, “Eurodollar Revolving Loan Spread”, or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s or S&P, respectively, or if both are available, Moody’s and S&P, applicable on such date to the Index Debt:

Index Debt Rating by Moody’s or S&P	Eurodollar Revolving Loan Spread	ABR Revolving Loan Spread	Facility Fee Rate
> A- or A3	1.000%	0%	0.100%
BBB+ or Baa1	1.200%	0%	0.125%
BBB or Baa2	1.300%	0%	0.125%
BBB- or Baa3	1.350%	0%	0.150%
BB+ or Ba1	2.000%	0%	0.500%
<BB+ or Ba1	3.000%	0%	0.750%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a  rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition) or in the absence of such, the corporate credit rating, then such rating agency shall be deemed to have established a rating of Ba2 or BB- respectively; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Lender pursuant to Section 5.01 or otherwise.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 8.04.

“Availability Period” means with respect to Revolving Loans, the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitment.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonding Capacity” means the incremental amount of first mortgage bonds permitted to be issued under the Indenture, without violating the terms and conditions thereof.

“Borrower” means Central Vermont Public Service Corporation, a Vermont corporation.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Revolving Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means in the case of Revolving Loans, a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.12(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 8.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans.

“Closing Date” means October 25, 2011.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means the Revolving Credit Commitment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multi-employer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multi-employer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multi-employer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, including, without limitation, pledge agreements; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For purposes of calculations under this Agreement, Indebtedness will be reflected at par value (the principal amount).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 8.03.

“Indenture” means the Indenture of Mortgage dated as of October 1, 1929, between the Borrower and the trustee named therein, as supplemented and amended by forty-eight indentures supplemental thereto and amendatory thereof, including (A) Forty-Fourth Supplemental Indenture dated as of June 15, 2004, entered into by the Borrower and U.S. Bank National Association, a national banking association, as trustee, which amended, supplemented and restated the Indenture and the prior supplemental indentures, (B) the Forty-Fifth Supplemental Indenture dated as of July 15, 2004, (C) the Forty-Sixth Supplemental Indenture dated as of May 1, 2008, (D) the Forty-Seventh Supplemental Indenture dated as of May 1, 2008, and (E) the Forty-Eighth Supplemental Indenture dated as of June 1, 2011.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 8.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, and any Eurodollar Loan for an Overnight LIBOR Interest Period, the first day of each month, and (b) with respect to any Eurodollar Loan for Interest periods of one, two or three months, the first day of each month and on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect, and provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business

Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and provided further that in the case of Overnight LIBOR, the Interest Period shall be the period commencing on the date a Eurodollar Borrowing is made, continued, or converted and continuing overnight, with successive periods commencing daily thereafter.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and  thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“LC Disbursement” means a payment made by the Lender pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Lender” means KeyBank National Association and any other Person that shall have become a party hereto pursuant to an assignment and assumption, other than any such Person that ceases to be a party hereto pursuant to an assignment and assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means (a) with respect to any Eurodollar Borrowing, the per annum rate of interest, determined by the Lender in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period as  determined by the Lender.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower, the Regulated Subsidiaries, and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lender under this Agreement.  The filing for regulatory approval with respect to the acquisition and merger of the Borrower, Gaz Metro, and Green Mountain Power Corporation shall not, in and of itself, constitute a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $2,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.  Notwithstanding the foregoing, Material Indebtedness does not include Indebtedness or Swap Agreements of any Subsidiary that are non-recourse to the Borrower or any Regulated Subsidiary.

“Maturity Date” means October 24, 2014.

“Maximum Rate” has the meaning assigned to such term in Section 8.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multi-employer Plan” means a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a standalone balance sheet of the Borrower as of such date provided that, in no event shall Net Worth include any amounts in respect of mandatorily redeemable stock.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight LIBOR” means with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing bearing interest based on the LIBO Rate is made, continued, or converted and continuing overnight, with successive periods commencing daily thereafter.

“Participant” has the meaning set forth in Section 8.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any other Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AA by S&P and Aa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)           investments in accordance with the Borrower’s investment policy, as may be amended from time to time with the approval of the Borrower’s board of directors;

(g)           instruments of federal agencies not guaranteed by the U.S. Government maturing within 270 days rated AA or AAA by S&P;

(h)           Tax-Exempt Floating Rate Notes and Bonds maturing within 270 days of a corporation or a company carrying Aa or Aaa long-term debt rating and/or P-1 commercial paper rating from Moody’s or equivalent, or carrying a letter of credit from a bank meeting the same criteria; and

(i)           Municipal Bonds, Taxable or Tax-Exempt, maturing within 270 days issued by Municipal or tax-exempt institution rated Aa or Aaa long-term debt rating and/or P-1 commercial paper rating and/or MIG-1 rating from Moody’s or equivalent, or carrying a letter of credit from a bank meeting the same criteria.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multi-employer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Power Transactions” means transactions relating to the purchase, sale, swap, hedge, trade, option, replacement, scheduling, offset, claim, settlement or other agreement for the acquisition or disposition of electric capacity or energy or other products or services related thereto, including, without limitation, the transporting, delivery or transmission thereof and any collateral, credit support, margin agreements or similar arrangements.

“Prime Rate” means that interest rate established by KeyBank National Association as KeyBank’s Prime Rate.  The Prime Rate may not necessarily be the lowest interest rate charged by the Lender for commercial or other extensions of credit.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Regulated Subsidiary” means (a) a subsidiary of the Borrower which is regulated by the Vermont Public Service Board or any successor regulatory commission or agency to either and any other subsidiary that is subject to federal or state regulation as a public utility company and (b) C.V. Realty, Inc.  For purposes of this Agreement, the term “Regulated Subsidiary” shall not include VT Transco LLC or Vermont Electric Power Company, Inc.

“Regulators” means the Vermont Public Service Board, the U.S. Federal Energy Regulatory Commission, or any successor regulatory commission or agency to either.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Regulated Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Regulated Subsidiary (unless paid to the Borrower) or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Regulated Subsidiary (unless paid to the Borrower).

“Revolving Credit Commitment” means the commitment of the Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of the Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by Lender pursuant to Section 8.04.  The aggregate amount of the Lender’s Revolving Credit Commitment shall be Forty Million Dollars ($40,000,000).

“Revolving Credit Exposure” means the sum of the outstanding principal amount of the Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Significant Subsidiary” means any Regulated Subsidiary and Catamount Resources Corporation on a standalone basis.

“S&P”  means Standard & Poor’s.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (i) as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, and (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (ii) that is, as of such date, controlled by the parent or one or more subsidiaries of the parent, or by the parent and one or more subsidiaries of the parent.  For purposes of this Agreement, the term “Subsidiary” shall not include VT Transco LLC or the Vermont Electric Power Company, Inc.

“Swap Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no Power Transactions entered into in the ordinary course of business for power planning purposes shall be a Swap Agreement, and no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means the sum of the Total Debt of Borrower plus the Borrower’s Net Worth.

“Total Debt” means Indebtedness of the Borrower at par value (principal amount) plus mandatorily redeemable stock and, without limitation, all contingent obligations with respect to any of the foregoing, to the extent (i) such Indebtedness matures one year or more from issuance or (ii) such Indebtedness remains outstanding one year or more from issuance under any credit facility or combination thereof.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multi-employer Plan as a result of a complete or partial withdrawal from such Multi-employer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Section, Exhibits and Schedules shall be construed to refer to Articles and Section of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II  - The Credits

SECTION 2.01. Revolving Credit Commitments.

Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower and to issue Letters of Credit at the request of the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Lender’s Revolving Credit Exposure exceeding the Lender’s Revolving Credit Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans and request to issue, amend, renew and extend Letters of Credit.

SECTION 2.02. Revolving Loans and Borrowings.

(i) Subject to Section 2.11, each Revolving Loan shall be comprised entirely of ABR Revolving Loans or Eurodollar Revolving Loans as the Borrower may request in accordance herewith.

(ii) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than Five Hundred Thousand Dollars ($500,000).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(d).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of $25,000,000 Eurodollar Revolving Borrowings outstanding.

General                                Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Loans.

To request a Revolving Loan, the Borrower shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(d) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04. Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Lender, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  The Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Lender, in which case the term “Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided, however, such Affiliate must have a minimum corporate credit rating of “A-” from S&P or “A3” from Moody’s.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy or transmit by electronic communication to the Lender (two business days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Lender, the Borrower also shall submit a letter of credit application on the Lender’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed Ten Million Dollars ($10,000,000) and (ii) the sum of the total Revolving Credit Exposures shall not exceed the Lender’s Revolving Credit Commitment.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Reimbursement.  If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.

(e) Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures.  The Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Lender shall promptly notify the Borrower by telephone (confirmed by telecopy or by electronic communication) of such demand for payment and whether the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender and the Lender with respect to any such LC Disbursement.

(g) Interim Interest.  If the Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.10(c) shall apply.

(h)           Cash Collateralization.  Provided that Lender has requested that Borrower obtain, and Borrower has obtained, necessary Vermont Public Service Board approval for Borrower’s granting of the security interest, if any Event of Default shall occur and be continuing, on the Business Day, that the Borrower receives notice from the Lender (or, if the maturity of the Loans has been accelerated), demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Lender, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Lender to reimburse the Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.05. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.

(b) Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing.

(c) To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

(d) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing that has an Interest period of one, two or three months prior to the end of such Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing that has an Interest period of one day, then, unless such Borrowing is repaid as provided herein, at the end of such one day Interest Period such Borrowing shall continue at the Adjusted LIBO Rate for one day Interest Periods.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and

(ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Lender of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c) The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) The Lender may request that Loans be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to Lender and its registered assigns) and in the form of Exhibit A or any other form approved by the Lender.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Lender by telephone (confirmed by telecopy or by electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing that is for an Interest period of one, two or three months, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing or a Eurodollar Revolving Borrowing that is for an Interest Period of one day, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.

Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees.

(a) The Borrower agrees to pay to the Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the unused portion of the Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if the Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of the Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which the Lender ceases to have any Revolving Credit Exposure.  Accrued facility fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitment terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day).

(b) The Borrower agrees to pay (i) to the Lender a commission with respect to its participation in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of the Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Lender’s Commitment terminates and the date on which the Lender ceases to have any LC Exposure, and (ii) the Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Such commissions accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such commissions shall be payable on the date on which the Commitment terminate and any such commissions accruing after the date on which the Commitment terminates shall be payable on demand.  Any other fees and/or commissions payable to the Lender pursuant to this paragraph shall be payable within 10 days after demand.  All commissions shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day).

(c) The Borrower agrees to pay to the Lender usual and customary fees payable in the amount and at the times separately agreed upon by the Borrower and the Lender.

(d) All fees and commissions payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender.  Fees and commissions paid shall not be refundable under any circumstances.

SECTION 2.10. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the Maturity Date, and, in the case of Revolving Loans, upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day and the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Lender determines that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type or Class of Borrowings, then the other Type or Class of Borrowings shall be permitted, as the case may be.

SECTION 2.12. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by the Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or otherwise), then the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, the Lender, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section ) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section ) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Payments Generally.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender at its offices at 149 Bank Street, Burlington, Vermont 05401, or such other office as the Lender may designate in writing.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. dollars.

(b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder.

SECTION 2.16. Mitigation Obligations.

If the Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.14, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE III  - Representations and Warranties

The Borrower represents and warrants to the Lender that:

SECTION 3.01. Organization; Powers.

Each of the Borrower and its Regulated Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.

The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Regulated Subsidiaries (and, to the best of Borrower’s knowledge, all of its other Subsidiaries, except where any such violation would not result in a Material Adverse Effect) or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Regulated Subsidiaries (and, to the best of Borrower’s knowledge, all of its other Subsidiaries, except where any such violation or breach would not result in a Material Adverse Effect) or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Regulated Subsidiaries (and, to the best of Borrower’s knowledge, all of its other Subsidiaries, except where any such right would not result in a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Regulated Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by Deloitte & Touche, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2011, certified by its Chief Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lender its unaudited balance sheet, statements of income, and stockholders equity of the Borrower on a standalone basis (i) as of and for the fiscal year ended December 31, 2010, and (ii) as of and for the portion of the fiscal year ended June 30, 2011, all being certified by its Chief Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower on a standalone basis as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(c) Since June 30, 2011, there has been no change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Regulated Subsidiaries, taken as a whole, as of the Closing Date, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower is not liable for any Indebtedness of its subsidiaries except as set forth on Schedule 3.04(d) hereof, and except as allowed by Article VI hereof.

SECTION 3.05. Properties.

(a) Each of the Borrower and its Regulated Subsidiaries (and, to the best of Borrower’s knowledge, all of its other Subsidiaries, except where any such failure would not result in a Material Adverse Effect) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Permitted Encumbrances and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Regulated Subsidiaries and, to the best of Borrower’s knowledge, all of its other Subsidiaries, owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Regulated Subsidiaries and, to the best of Borrower’s knowledge, all of its other Subsidiaries, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

Other than as disclosed in the Company’s most recent Form 10-K, Form 10-Q and Forms 8-K published since the most recent Form 10-K and Form 10-Q:

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Regulated Subsidiaries and, to the best of Borrower’s knowledge, all of its other Subsidiaries, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than Schedule 3.06, Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Regulated Subsidiaries and, to the best of Borrower’s knowledge, all of its other Subsidiaries, (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.

Each of the Borrower and its Regulated Subsidiaries and, to the best of Borrower’s knowledge, all its other Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status.

(a)            Neither the Borrower nor any of its Regulated Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940; (b) no Regulated Subsidiary is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 (the “Holding Company Act”);  (c) the Borrower is a holding company as defined in the Public Utility Holding Company Act  of 2005 (the “Holding Company Act”) which is exempt from all the provisions of the Holding Company Act and the General Rules and Regulations under the Holding Company Act (the “Holding Company Rules”); and (d) the Borrower has not taken any action and will not take any action unless required by law which could cause Lender to become, solely by reason of the Transactions, subject to regulation under the Holding Company Act.

SECTION 3.09. Taxes.

Each of the Borrower and its Regulated Subsidiaries and, to the best of Borrower’s knowledge, all its other Subsidiaries, has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Regulated Subsidiary, as applicable, has set aside on its books adequate reserves, in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.

As of the Closing Date, and subsequently, other than as disclosed in the Company’s most recent Form 10-K, Form 10-Q and Forms 8-K published since the most recent Form 10-K and Form 10-Q, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Codification Section FASB ASC 715-30) did not, as of the December 31, 2010 actuarial valuation date reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Codification Section FASB ASC 715-30) did not, as of the December 31, 2010 actuarial valuation date reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.  In addition, the present value of all projected benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Codification Section FASB ASC 715-30) did not, as of the December 31, 2010 actuarial valuation date reflecting such amounts, exceed by more than $21,100,000 the fair market value of the assets of all such underfunded plans.

SECTION 3.11. Disclosure.

The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Regulated Subsidiaries and, to the best of Borrower’s knowledge, all of its other Subsidiaries, is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the

Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Bonding Capacity.

The Borrower has Bonding Capacity under the Indenture in excess of $28,000,000 as of the Closing Date.

ARTICLE IV  - Conditions

SECTION 4.01. Effective Date.

The obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) The Lender (or its counsel) shall have received from the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that the Borrower has signed a counterpart of this Agreement.

(b) The Lender shall have received all promissory notes required by Lender fully executed, all in form and substance satisfactory to the Lender and its counsel.

(c) The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Effective Date) of counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower and this Agreement or the Transactions as the Lender shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(d) The Lender’s review of and satisfaction with the projections and pro-forma financial statements of Borrower.

(e) The Lender’s satisfaction with the condition (financial and otherwise), operations, assets, nature of assets, liabilities and prospects of the Borrower.

(f) The Lender has received satisfactory evidence of compliance with all applicable U.S. federal, state and local laws and regulations, including all applicable Environmental Laws and regulations and that all necessary regulatory approvals have been obtained, including but not limited to the Vermont Public Service Board.  Without limiting the foregoing, the Borrower shall have provided evidence, satisfactory to the lender, that the Regulators have approved the incurrence of indebtedness pursuant to 30 V.S.A. §108 and the posting of cash collateral for purposes of Section 2.04(h) of this Agreement.

(g) No litigation by any person or entity (private or governmental) shall be pending or threatened (i) with respect to the Transactions, the Agreement, or any other documentation executed in connection herewith or therewith or the transaction contemplated hereby or (ii) which in the Lender’s sole judgment, individually or in the aggregate, could have a Materially Adverse Effect on the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Borrower after giving effect to the Transactions.

(h) Since the date of the last financial statements for the Borrower delivered to the Lender prior to the date hereof, nothing shall have occurred which in the Lender’s sole judgment could, individual or in the aggregate, have a Material Adverse Effect on (i) the rights and remedies of the Lender under the definitive documentation for the Transaction, (ii) the ability of the Borrower to perform its respective obligations or (iii) the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Borrower after giving effect to the Transactions.

(i) The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Lender and its counsel.

(j) The Lender shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(k) The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.  If the statement of fees and disbursements of counsel to the Lender is provided on or after the Closing Date, the Borrower shall pay such fees and disbursements within five (5) Business Days of receipt.

The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding.  Upon the Effective Date, the Lender shall be authorized to insert the date of the Effective Date in the promissory note for the Loans.  Notwithstanding the foregoing, the obligations of the Lender to make Revolving Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 1:00 p.m., New York City time, on or before November 1, 2011 (and, in the event such conditions are not so satisfied or waived, the Revolving Credit Commitment shall terminate at such time).

SECTION 4.02. Each Credit Event.

The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement, shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) Prior to the issuance, amendment, renewal or extension of any Letter of Credit, the Borrower shall have confirmed in writing to Lender that it has received all necessary regulatory approvals permitting Borrower to provide the cash collateral, as set forth in Section 2.04 (h).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V  - Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lender that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information.

The Borrower will furnish to the Lender:

(a) within 120 days after the end of each fiscal year of the Borrower:

(i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the delivery within the time period specified above of the Borrower’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, shall be deemed to satisfy the requirements of  Section 5.01(a)(i);

(ii) its unaudited balance sheet and related statements of operations, and stockholders’ equity as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by its Chief Financial Officer to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a standalone basis in accordance with GAAP consistently applied; and

(iii) the unaudited balance sheet and related statements of operations of the Borrower’s wholly-owned Subsidiary, Central Vermont Public Service Corporation – East Barnet Hydroelectric, Inc. as of the end of and for such year, setting forth in each case in comparative form the figures for the previous year, all certified by its Chief Financial Officer to the effect that such balance sheet and related statements of operations present fairly in all material respects the financial conditions and results of operations income of Central Vermont Public Service Corporation – East Barnet Hydroelectric, Inc. for the previous fiscal year period on a standalone basis in accordance with GAAP consistently applied; and

(iv) the Borrower’s annual budget for the following fiscal year.

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower:

(i) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Chief Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;  provided that delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(b)(i); and

(ii) its unaudited balance sheet and related statements of operations and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Chief Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a standalone basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(iii) the unaudited balance sheet and related statements of operations of the Borrower’s wholly-owned Subsidiary, Central Vermont Public Service Corporation – East Barnet Hydroelectric, Inc. as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for corresponding period or periods the previous fiscal year, all certified by its Chief Financial Officers to the effect that such balance sheet and related statements of operations present fairly in all material respects the financial conditions and results of operations of Central Vermont Public Service Corporation – East Barnet Hydroelectric, Inc. for the previous fiscal year period on a standalone basis in accordance with GAAP consistently applied.

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate unless otherwise disclosed in the Borrower’s Forms 10-K or 10-Q delivered under Section 5.01(a) or (b);

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt (i) written notice of such rating change and (ii) if the Index Debt is rated less than BBB- (stable) by Standard & Poor or Baa3 (stable) by Moody’s, the notice shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower whether or not there has been a change in the business, assets, operations, prospects or conditions, financial or otherwise, having a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.

SECTION 5.02. Notices of Material Events.

The Borrower will furnish to the Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Regulated Subsidiaries in an aggregate amount exceeding $500,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.

The Borrower will, and will cause each of its Regulated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations.

The Borrower will, and will cause each of its Regulated  Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material

Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto as necessary in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.

The Borrower will, and will cause each of its Regulated Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) insure and keep insured in a reasonable amount with financially sound and reputable insurance companies all property and equipment of a character usually insured by companies of relatively the same size engaged in the same or a similar business against liabilities or damages of the kind customarily insured against by such companies by policies issued by responsible and well rated insurance companies, provided that the Borrower may at its election self-insure (including an appropriate reserve or reserves therefore) upon such terms and conditions as may be determined by the board of directors of the Borrower provided that the same conforms to approved practices of similar companies, engaged in the same or similar business, and maintaining systems of self-insurance.

SECTION 5.06. Books and Records; Inspection Rights.

The Borrower will, and will cause each of its Regulated Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Regulated Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws.

The Borrower will, and will cause each of its Regulated Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA and the Public Utility Holding Company Act), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit.

The proceeds of the Revolving Loans will be used only for general corporate purposes of Borrower in the ordinary course of business.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support general corporate purposes of Borrower in the ordinary course of business.

ARTICLE VI  - Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lender that:

SECTION 6.01. Indebtedness.

The Borrower will not, and will not permit any Regulated Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01(b), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to or from any Significant Subsidiary provided such Indebtedness to or from a non-Regulated Subsidiary does not exceed $17,500,000 plus twenty percent (20%) of Borrower’s cumulative net income since January, 2004 or an amount permitted by the Indenture, whichever is less;

(d) Guarantees by the Borrower of Indebtedness of any Regulated Subsidiary and by any Significant Subsidiary of Indebtedness of the Borrower or any other Regulated Subsidiary existing on the date hereof and set forth on Schedule 6.01(d), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness;

(f) Indebtedness of Catamount Resources Corporation and its subsidiaries provided it is not guaranteed by the Borrower;

(g) other unsecured Indebtedness in an aggregate principal amount not exceeding  the Borrower’s statutory short-term borrowing limit, if the Borrower carries an investment grade rating, and not exceeding $35,000,000 if the Borrower does not carry an investment grade rating;

(h) additional mortgage bonds issued under the Borrower’s Indenture; and

(i) Indebtedness of the Borrower incurred pursuant to federal stimulus funds to aid in the implementation of Borrower’s smart grid meter reading program.

SECTION 6.02. Liens.

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a  Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any  Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens on property or assets of the Borrower to secure Power Transactions in the ordinary course of business;

(f) The Lien of the Indenture;

(g) Pledge agreements identified on Schedule 6.08;

(h) Liens on property or assets of the Borrower under or pursuant to any Swap Agreement; and

(i) Any Lien on property or assets of the Borrower pursuant to federal stimulus funds received to aid in the implementation of the Borrower’s smart grid meter reading program.

SECTION 6.03. Fundamental Changes.

(a) The Borrower will not, and will not permit any Regulated Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Regulated Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets in the ordinary course of business or to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; and provided further, Catamount Resources

Corporation may sell any or all of their capital stock to an investor, if the Borrower determines in good faith that such is in the best interests of the Borrower and is not materially disadvantageous to the Lender.  The Borrower shall only consummate the publicly announced merger with Green Mountain Power Corporation (“GMP”) if (a) upon the consummation of the merger, all Obligations to the Lender are paid in full and the obligation of the Lender under this Agreement are terminated or (b) the Lender provides its prior written consent to the completion of such transaction, which may be withheld in the Lender’s discretion.  As a condition to such consent, the Lender may require modifications or changes to this Agreement, including the financial covenants contained herein.

(b) The Borrower will not, and will not permit any of its Regulated Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Regulated Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not, and will not permit any of its Regulated Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

(c) Guarantees constituting Indebtedness permitted by Section 6.01;

(d) transactions by and among the Borrower and Significant Subsidiaries provided, however, that there is no Event of Default and investments, advances or loans to a non-Regulated Subsidiaries will not exceed $17,500,000 plus twenty percent (20%) of Borrower’s cumulative net income since January 1, 2004 or an amount permitted under the Indenture, whichever is less; and

(e) investments in Vermont Transco LLC, provided, however, that the Borrower has provided Notice to the Lender of Borrower’s intent to make any such investment at least thirty (30) days prior to the anticipated investment date.

SECTION 6.05. Swap Agreements.

The Borrower will not, and will not permit any of its Regulated Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in the ordinary course of business, and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments.

The Borrower will not, and will not permit any of its Regulated Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (provided there is no Default by the Borrower) (a) the Borrower may declare and pay dividends ratably with respect to its Equity Interests, (b) the Borrower may make all mandatory sinking funds, (c) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (e) the Borrower may redeem its outstanding preferred stock.

SECTION 6.07. Transactions with Affiliates.

The Borrower will not, and will not permit any of its Regulated Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Regulated Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly-owned Regulated Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements.

The Borrower will not, and will not permit any of its Regulated Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Regulated Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Regulated Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification which materially expands the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement expressly permitted by this Agreement, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions imposed on the Borrower pursuant to federal stimulus programs and grants for the implementation of the Borrower’s smart grid automated meter reading program.

SECTION 6.09. Total Debt to Total Capitalization Ratio.

The Borrower, on a standalone basis, shall not permit its ratio of Total Debt to Total Capitalization to exceed .65 to 1.00, at any time.

ARTICLE VII  - Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or the prepayment, repurchase, redemption or defeasance of a hedge agreement or Swap Agreement in the ordinary course of business;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Regulated Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Regulated Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Regulated Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Regulated Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Regulated Subsidiary shall become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 shall be rendered against the Borrower, any Regulated Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Regulated Subsidiary to enforce any such judgment;

(l) An ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur without the prior written consent of the Lender; or

(n) any material default shall have occurred under the Indenture pursuant to which the trustee thereunder would have the right to accelerate the Material Indebtedness;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII  - Miscellaneous

SECTION 8.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or telecopy (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight courier service, or mailed by certified or registered mail or sent by telecopy, as follows:

if to the Borrower:	Central Vermont Public Service Corporation
77 Grove Street
Rutland, Vermont 05701
Attn: Director of Treasury and Corporate Planning
Fax: (802) 747-2129

with a copy to:	Central Vermont Public Service Corporation
77 Grove Street
Rutland, Vermont 05701
Attn: Office of the General Counsel
Fax: (802) 747-1913

if to the Lender:	In the case of all notices:
KeyBank National Association
149 Bank Street
Burlington, VT 05401
Attn: Tony Martin, Senior Vice President
Fax: (802) 864-6908

with a copy to:	Burak Anderson & Melloni, PLC
30 Main Street, PO Box 787
Burlington, VT 05401-0787
Attn: Thomas Melloni, Esq.
Fax: (802) 862-8176

In the case of all notices with respect to the Letter of Credit:

KeyBank National Association
149 Bank Street
Burlington, VT 05401
Attn:	Tony Martin, Senior Vice President
Judith Dimick, RA
Lindsey Taylor
Fax: (802) 864-6908

In the case of requests for Advances or Prepayments of Revolving Loans:

KeyBank National Association
149 Bank Street
Burlington, VT 05401
Attn:	Tony Martin, Senior Vice President
Judith Dimick, RA
Lindsey Taylor
Fax: (802) 864-6908

(b) The Lender may provide additional instructions for notices to be sent via electronic communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Lender.  The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, contact person(s) or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02. Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

SECTION 8.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section ) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, the Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to the Lender, an Affiliate of the Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(ii)           Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to the Lender or an Affiliate of the Lender or an assignment of the entire remaining amount of the assigning

Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the Lender subject to each such assignment shall not be less than $5,000,000 unless each of the Borrower and the Lender otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; and

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

(iii)           From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 8.03).  Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) (i)  The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (C) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant.

(d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 8.05. Survival.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder (except to the extent provided pursuant to Sections 5.01 and 5.02 hereof or such notice was provided in writing to the Lender and, if applicable, clearly states that it is a notice of Default), and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signature of the Borrower and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07. Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off (a “Right of Setoff”) and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that the Right of Setoff contained herein shall not apply to any deposits, collateral, or other amounts at any time held by, and other obligations at any time owing by the Borrower to or for the credit or the account of, the Lender or any of its Affiliates relating to any Power Transaction by, between or through the Borrower and the Lender and any of its Affiliates.  The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of Vermont.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Vermont sitting in Chittenden County and of the United States District Court  sitting in the State of Vermont, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Vermont state court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13. Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.14. USA Patriot Act.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Central Vermont Public Service Corporation

By:          /s/
 Name:  Pamela J. Keefe
 Title:    Vice President, Chief Financial Officer and Treasurer

Keybank National Association

By:          /s/
 Name:  Tony F. Martin
 Title:    Senior Vice President

SCHEDULE 3.04(d)
Guaranteed Indebtedness

Liability for debt of Subsidiaries

CVPS liable for all East Barnet obligations under Loan Agreement dated December 1, 1983 among VIDA, East Barnet and CVPS

SCHEDULE 3.06
Disclosed Matters

Schedule 3.06(a):  Litigation

Other than as disclosed in the Borrower’s most recent Form 10-K, Form 10-Q and Forms 8-K published since the most recent Form 10-K and Form 10-Q, and, without making any representation as to materiality, reference is made to Borrower’s Proxy Statement of August 29, 2011 and Supplemental Proxy Statement of September 20, 2011:

None.

Schedule 3.06(b):  Environmental matters

Other than as disclosed in the Borrower’s most recent Form 10-K, Form 10-Q and Forms 8-K published since the most recent Form 10-K and Form 10-Q:

None.

SCHEDULE 6.01(b)
Existing Indebtedness

Schedule 6.01(b):  Existing Indebtedness

Existing Indebtedness at September 30, 2011of CVPS, CVPS-East Barnet and Regulated Subsidiaries (which do not include VELCO, TRANSCO or VYNPC):

$187,500,000	First Mortgage Bonds – (not including $30.0 million of First Mortgage Bonds Series VV issued as security for the $30 million in VEDA Bonds listed below)
$ 10,800,000 (1) $30,000,000	Industrial Development Revenue Bonds Vermont Economic Development Authority, Recovery Zone Facility Bonds
$ 136,647	Capital Leases (excludes capital leases treated as operating expense)
$ 3,980,982 (Borrowings outstanding) $0.00 (amount outstanding)

$40 million Revolving Credit Facility ($3,500,000 Letter of Credit outstanding at September 30, 2011)

$15 million Revolving Credit Facility ($0 Letters of Credit and $0 Borrowings outstanding at September 30, 2011)

(1) Supported by Letters of Credit totaling $11,148,838.  There were no amounts outstanding under these letters of credit at September 30, 2011.

Existing Indebtedness at September 30, 2011 of Catamount Resources Corporation:

None (other than guarantee provided on Schedule 6.01 (d) )

Existing Indebtedness at September 30, 2011 of  C.V. Realty, Inc.:

None (other than guarantee provided on Schedule 6.01(d) )

Schedule 6.01(d): Guarantees

Central Vermont Public Service Guarantees

Loan Agreement dated December 1, 1983 among VIDA, East Barnet and CV
CV guarantees all of East Barnet’s obligations due under this Loan Agreement, primarily payment of interest and principal on the East Barnet Revenue Bonds, as well as remarketing, Trustee, paying agent indexing agent and registrar fees.

Catamount Resources Corporation Guarantees

Amended and Restated Credit Agreement dated 11/03/08 between CVPS and KeyBank National Association
Catamount Resources guarantees all of CV’s obligations under this $40M Credit Facility.

Credit Agreement dated 12/22/10 between CVPS and TD Bank, National Association
Catamount Resources guarantees all of CV’s obligations under this $15M Credit Facility.

C.V. Realty Inc. Guarantees

Amended and Restated Credit Agreement dated 11/03/08 between CVPS and KeyBank National Association
C.V. Realty guarantees all of CV’s obligations under this $40M Credit Facility.

Credit Agreement dated 12/22/10 between CVPS and TD Bank, National Association
C.V. Realty guarantees all of CV’s obligations under this $15M Credit Facility.

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SCHEDULE 6.02
Existing Liens

Other than as disclosed in the Borrower’s most recent Form 10-K, Form 10-Q and Forms 8-K published since the most recent Form 10-K and Form 10-Q,

The following could be considered as “Liens”:

1.   Lien of the Central Vermont Public Service Corp. first mortgage indenture

2.   Liens on property or assets of the Borrower to secure Power Transactions in the ordinary course of business.

3.   Capital Leases as defined in “Liens”:

o
Support Agreements for Phase I/II Hydro-Quebec transmission interconnection facilities: relates to CVPS participation in the facilities; CVPS is obligated to pay s 4.55 percent share of Phase I Hydro-Quebec capital costs over a 20-year recovery period ending in 2006 and is obligated to pay its 5.132 percent share of Phase II Hydro-Quebec capital costs over a 25-year recovery period ending in 2015.  These agreements meet the capital lease accounting requirements under FASB ASC 840-10, Accounting for Leases.

o	Capital Lease for General Office building at 77 Grove St., Rutland, VT

o	Capital Lease Cisco Capital – IT Equipment

     4.  Smart Grid Investment Grant - . This agreement is between the U.S. Department of Energy and VT Transco LLC (“Transco”) which is identified as the prime award recipient.  Transco is acting as an agent for CVPS and all the other participating distribution utilities.  The Company is eligible to receive reimbursement of 50% of allowable project costs up to $31 million under this grant. The Department of Energy holds a security interest “lien” in the Smart Grid project assets.

SCHEDULE 6.08
Existing Restrictions

Central Vermont Public Service Corporation First Mortgage Indenture dated October 1, 1929, amended and restated June 15, 2004 in 44th Supplemental Indenture - see Section 5.10 and 5.11 below:

Section 5.10.      Unregulated Subsidiary Investments; Guaranty of Obligations. (a) The Company will not, and will not permit any Regulated Subsidiary to, make any Investment in Unregulated Subsidiaries (any such Investment being an "Unregulated Subsidiary Investment") unless after giving effect thereto, the following conditions are satisfied:

(1)      the aggregate amount of Unregulated Subsidiary Investments made during the period commencing on January 1, 2004 and ending on and including the date such Unregulated Subsidiary Investment is made, will not exceed the sum of (A) $17,500,000 (the "Fixed Basket") plus (B) 20% of the Net Income of the Company for the period commencing on January 1, 2004 up to and including the end of the month next preceding the month in which such Unregulated Subsidiary Investment is made (the "Net Income Basket"), with any such Unregulated Subsidiary Investment being applied first to any availability in the Fixed Basket and thereafter to availability in the Net Income Basket (any Unregulated Subsidiary Investment which is permitted pursuant to the foregoing to be applied to availability under the Net Income Basket being herein referred to as a "Restricted Investment");

(2)      if all or any part of such Unregulated Subsidiary Investment constitutes a Restricted Investment, such Restricted Investment is permitted under Section 5.09; and

(3)      immediately after giving effect to such Unregulated Subsidiary Investment, there will not have occurred or be continuing a Default or Event of Default under this Indenture.

In valuing any Unregulated Subsidiary Investments for purposes of applying the limitations set forth in clause (1) above of this Section 5.10, such Unregulated Subsidiary Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal. For purposes of clause (1) above of this Section 5.10, the amount of any Unregulated Subsidiary Investment which is payable or distributable in property other than cash or shares of capital stock of the Company shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property as of the date of the making of such Unregulated Subsidiary Investment.

(b)      The Company will not, and will not permit any Regulated Subsidiary to, make any Guaranty of any Unregulated Subsidiary Obligation.

Section 5.11.      Restrictions on Encumbrances. The Company will not create or suffer to exist any mortgage, lien, security interest or encumbrance on any Mortgaged Property (other than the lien of the Indenture), except:

(a)      Any purchase money mortgage or security interest created to secure part of the purchase price of any property, or other Debt secured by any mortgage on, or security interest in, any property existing at the time of acquisition thereof, whether or not assumed by the Company and secured by a lien on such property prior to the lien of the Indenture (the Debt secured thereby being sometimes referred to herein as "Prior Lien Debt"), provided that:

(1)      such purchase money mortgage, mortgage or security interest shall extend only to the property so acquired and fixed improvements thereto; and

(2)      at the time of acquisition thereof and after giving effect to the Debt secured by such outstanding purchase money mortgage, mortgage or security interest

(i)      such Debt could then be incurred pursuant to Section 5.07, and

(ii)      the aggregate principal amount of Debt secured by all such outstanding purchase money mortgages, mortgages and security interests shall not exceed 15% of the sum of (A) the aggregate principal amount of all Outstanding Bonds and (B) the aggregate principal amount of Additional Bonds which could then be issued under Section 4.01; and

(3)      the principal amount of the Debt secured by any such purchase money mortgage, mortgage or security interest, together with all other Debt secured by a lien on such property, if in excess of $1,000,000, shall not exceed 60% of the cost or fair value, whichever is less, of the property so acquired on the date of acquisition thereof; provided, however, if the principal amount of such Debt, if in excess of $1,000,000, shall exceed 60% of the cost or fair value, whichever is less, of such property, then the Company may acquire such property provided further that the Company shall at least 10 days but not more than 30 days prior to such acquisition furnish to the Trustee the following:

(i)      a Net Utility Plant Certificate showing that after giving effect thereto the sum of the principal amount of all Bonds and Prior Lien Debt then outstanding will not exceed Net Plant Bondable Capacity;

(ii)      a Capitalization Certificate in the form prescribed by Subsection (e) of Section 4.01 showing that after giving effect thereto, Long Term Debt then outstanding will not exceed 65% of Total Capitalization;

(iii)      an Available Earnings Certificate showing that Earnings Available for Interest Charges of the Company (or its predecessors), for a period of twelve consecutive calendar months during the ninety days immediately preceding the date of acquisition of such property, shall have been at least two (2) times Pro Forma Interest Charges for the twelve month period immediately succeeding the date of issuance of the Prior Lien Debt; and

(iv)      an Officer's Certificate in the form prescribed by Subsection (b) of Section 4.01, provided, however, that for clause (iii) of such Officer's Certificate reference shall be made to the conditions precedent for this 5.11(a) and that the Net Utility Plant Certificate, the Capitalization Certificate, the Available Earnings Certificate, and the Officer's Certificate shall refer to the date

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of acquisition of such property rather than the date of authentication and delivery of Bonds.

(b)      Any other Permitted Encumbrances.

CVPSC - East Barnet Hydroelectric, Inc. VIDA Revenue Bonds

Pledge Agreement between VIDA & East Barnet - provides for the pledge of East Barnet's rights to rental and other payment, under the Lease Agreement, to VIDA

Pledge and Security Agreement between CVPS, East Barnet, TD Bank and The Bank of New York Mellon. CV and East Barnet pledge and assign rights to receive tendered bonds to TD Bank which secures payment of obligations due under the LOC and Reimbursement Agreement.

Central Vermont Public Service Corporation CDA Revenue Bonds

Indenture of Trust between Connecticut Development Authority ("CDA") & Trustee - see Section 7.8 below:

Section 7.8 Creation of Liens, Indebtedness.  The Authority shall not create or suffer to be created any lien or charge upon or pledge of the revenues and other income from or in connection with the Project, except the lien, charge and pledge created by this Indenture and the Bonds.  The Authority shall not incur any indebtedness or issue any evidence of indebtedness, other than the Bonds herein authorized, secured by a lien on or pledge of such revenues and income.

Loan Agreement between CDA & CV - see Section 4.9 below:

Section 4.9 Disposition of Project by Borrower.  (A) The Borrower shall not sell, assign, encumber (other than Permitted Encumbrances), convey or otherwise dispose of its interest in the Project or any part thereof during the Term without the prior written consent of the Authority, except as permitted hereby.

Pledge and Security Agreement between CV, TD Bank & US Bank, National Association

CV pledges and assigns to TD Bank its rights to receive tendered bonds to secures payment of obligations due under the LOC and Reimbursement Agreement.

Central Vermont Public Service VEDA Recovery Zone Facility Bonds

Loan and Trust Agreement between VEDA, CVPS and the Trustee - see Section 202 below:

Section 202  The Assignment and Pledge of Revenues - The Issuer, for consideration paid as hereinabove acknowledged, assigns and pledges to the Trustee in trust as provided above (i) all of the Issuer’s rights to receive and enforce repayment of its loan to the Borrower and to enforce payment of the Bonds and all proceeds of such rights and loan; (ii) all funds and investments

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held from time to time in the funds established under this Agreement, but not including funds received by the Issuer for its own use, whether as the Issuer’s Service Charge, reimbursement or indemnification or the rights thereto; and (iii) all Revenues.  The Issuer hereby acknowledges that it is the intent and purpose hereof that the assignment and transfer to the Trustee of the payments and other sums due and to become due under the Agreement shall be effective and operative immediately, and the Trustee shall have the right to collect and receive said payments and other sums for application in accordance with the provisions hereof at all times during the period from and after the date of this Agreement until the indebtedness hereby secured shall have been fully paid and discharged.  The Borrower joins in the pledge of such funds and investments to the extent of its interest therein.

Central Vermont Public Service Corporation Series WW First Mortgage Bonds – Metlife

Forty-Eighth Supplemental Indenture       Section 3

The Company will not permit any existing or newly acquired Subsidiary to become obligated as a guarantor under the Primary Credit Facility unless, prior thereto or concurrently therewith such Subsidiary becomes a guarantor in respect of the Metlife Bonds.

LOC and Reimbursement Agreements with TD Bank in support of CDA and VIDA Bonds

CV and East Barnet cannot guarantee subsidiary debt, except as existing Section 4.04(d)
CV, E Barnet, Custom & CV Realty will incur no add'l "Debt" (debt, Section 5.16 guarantees or capital leases), except:
•	renewal of existing debt & guarantees
•	Indebtedness created under the LOC Agreements
•	Indebtedness to or from any Subsidiary provided such Indebtedness to or from a Non-Regulated Subsidiary does not exceed $17.5M plus 20% of
Cumulative net income since Jan. 2004 or any amount permitted by the Indenture, whichever is less.
•	CV guarantee of existing Resources,, CV Realty, E Barnet, Custom "Debt"
•	Indebtedness of Catamount Resources and its subsidiaries provided it is not guaranteed by CV and East Barnet.
•	E Barnet, Custom, CV Realty, Resources or Eversant guarantee of existing CV, E Barnet, Custom, CV Realty "Debt"
•	Under certain conditions, "Debt" by CV or any subsidiary to acquire, construct, or improve capital assets & leases
•	Unsecured "Debt" up to statutory STD limit if investment grade, or up to $50M if not investment grade
•	Other Indebtedness to TD Bank
•	Additional mortgage bonds issued under the CVPS Mortgage Indenture
Restriction on encumbrancesof CV and any subsidiarySection 5.17
Restrictions on investments. loans, acquisitions and guarantees by CV,Section 5.19
          E Barnet, Custom, CV Realty except:

•	Permitted Investments;

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•	investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;
•	Guarantees constituting Indebtedness permitted by Section 5.16;
•
transactions by and among the Borrower and Subsidiaries provided, however, that there is no Event of Default and investments, advances or loans to a non-Regulated Subsidiaries will not exceed $17,500,000 plus twenty percent (20%) of the Borrower’s cumulative net income since January 1, 2004 or an amount permitted under the Indenture, whichever is less; and

•
investments in Vermont Transco LLC, provided, however, that the Borrower has provided Notice to the Bank of its intent to make any such investment at least thirty (30) days prior to the anticipated investment date.

Restrictions on Swap Agreements by CV, E Barnet, Custom, CV RealtySection 5.20
•	Does not include power swaps, interest rate swaps,
or "ordinary business" swaps restrictions on equity distributions (dividends, sinking funds, redemptions) Section 5.21 by CV, E Barnet, Custom, CV Realty except:
•	Dividends declared & paid ratably
•	CV mandatory sinking funds
•	Distributions under stock option and other benefit plans
CV, E Barnet, Custom, & CV Realty cannot enter into agreementsrestricting    Section 5.23
ability to permit liens, pay dividends, repay loans or guarantee "Debt"

$40 Million Credit Facility KeyBank

CV, Custom, CV Realty cannot guarantee subsidiary debt, except as existing Section3.04(d)
CV, E Barnet, Custom & CV Realty will incur no add'l "Debt" (debt,Section 6.01 guarantees or capital leases), except:
•	renewal of existing debt & guarantees
•	"Debt" of CV to or from Resources, CV Realty, E Barnet, Custom,, Eversant
•	CV guarantee of existing Resources,, CV Realty, E Barnet, Custom "Debt"
•	E Barnet, Custom, CV Realty, Resources or Eversant guarantee of existing CV, E Barnet, Custom, CV Realty "Debt"
•	Under certain conditions, "Debt" by CV or any subsidiary to acquire, construct, or improve capital assets & leases
•	Unsecured "Debt" up to statutory STD limit if investment grade, or up to $35M if not investment grade
Restriction on encumbrancesof CV and any subsidiary            Section 6.02
Restrictions on investments. loans, acquisitions and guarantees by CV,Section 6.04
          E Barnet, Custom, CV Realty except:

•	Permitted Investments;
•	investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;
•	Guarantees constituting Indebtedness permitted by Section 5.16;
•
transactions by and among the Borrower and Subsidiaries provided, however, that there is no Event of Default and investments, advances or loans to a non-Regulated Subsidiaries will not exceed $17,500,000 plus twenty percent (20%) of the Borrower’s cumulative net income since January 1, 2004 or an amount permitted under the Indenture, whichever is less; and

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•
investments in Vermont Transco LLC, provided, however, that the Borrower has provided Notice to the Bank of its intent to make any such investment at least thirty (30) days prior to the anticipated investment date.

Restrictions on Swap Agreements by CV, E Barnet, Custom, CV RealtySection 6.05
•	Does not include power swaps, interest rate swaps, or
                             "ordinary business" swaps
Restrictions on equity distributions (dividends, sinking funds, redemptions) Section 6.06 by CV, E Barnet, Custom, CV Realty except:
•	Dividends declared & paid ratably
•	CV mandatory sinking funds
•	Distributions under stock option and other benefit plans
CV, E Barnet, Custom, & CV Realty cannot enter into agreementsrestricting    Section 6.08
ability to permit liens, pay dividends, repay loans or guarantee "Debt"

$15 Million Credit Facility TD Bank

CV, Custom, CV Realty cannot guarantee subsidiary debt, except as existing Section3.04(d)
CV, E Barnet, Custom & CV Realty will incur no add'l "Debt" (debt,Section 6.01 guarantees or capital leases), except:
•	renewal of existing debt & guarantees
•	"Debt" of CV to or from Resources, CV Realty, E Barnet,
•	CV guarantee of existing Resources,, CV Realty, E Barnet, Custom "Debt"
•	E Barnet, Custom, CV Realty, or Resources guarantee of existing CV, E Barnet, or CV Realty "Debt"
•	Under certain conditions, "Debt" by CV or any subsidiary to acquire, construct, or improve capital assets & leases
•	Unsecured "Debt" up to statutory STD limit if investment grade, or up to $35M if not investment grade
Restriction on encumbrancesof CV and any subsidiary            Section 6.02
Restrictions on investments. loans, acquisitions and guarantees by CV,Section 6.04
          E Barnet, and CV Realty except:
•	Permitted Investments;
•	investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;
•	Guarantees constituting Indebtedness permitted by Section 5.16;
•
transactions by and among the Borrower and Subsidiaries provided, however, that there is no Event of Default and investments, advances or loans to a non-Regulated Subsidiaries will not exceed $17,500,000 plus twenty percent (20%) of the Borrower’s cumulative net income since January 1, 2004 or an amount permitted under the Indenture, whichever is less; and

•
investments in Vermont Transco LLC, provided, however, that the Borrower has provided Notice to the Bank of its intent to make any such investment at least thirty (30) days prior to the anticipated investment date.

Restrictions on Swap Agreements by CV, E Barnet, and CV Realty Section 6.05

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•	Does not include power swaps, interest rate swaps, or
                             "ordinary business" swaps
Restrictions on equity distributions (dividends, sinking funds, redemptions) Section 6.06 by CV, E Barnet, and CV Realty except:
•	Dividends declared & paid ratably
•	CV mandatory sinking funds
•	Distributions under stock option and other benefit plans
CV, E Barnet,  & CV Realty cannot enter into agreementsrestricting Section 6.08 ability to permit liens, pay dividends, repay loans or guarantee "Debt"

Vermont Electric Power Company ("VELCO") Stock Ownership Agreements - restricts lien on or transfer of CVPS's stock in VELCO

Vermont Transco LLC Operating Agreement- restricts lien on or transfer of CVPS's equity interests (Units) in Transco

Vermont Yankee Nuclear Power Corporation ("VYNPC") Stock Ownership Agreements - restricts lien on or transfer of CVPS's stock in VYNPC

Agreement and Plan of Merger among Gaz Metro Limited Partnership,
Danaus Vermont Corporation and CVPS (“Agreement”)– see Section 5.1(ii), (iii) and (viii) below:

Section 5.1  Conduct of Business Pending the Closing .  ,Except as contemplated or permitted by the Agreement  or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules and requirements of the New York Stock Exchange, the Company shall not, and shall not permit any Company Subsidiary to, between the effective date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

              (ii)  issue or authorize the issuance, pledge, transfer, subject to any Lien, sell or otherwise encumber or dispose of, any Equity Interests in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such Equity Interests, or any rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities, other than (A) grants of Company Options, Restricted Stock and RSUs   pursuant to Company Equity Plans with an aggregate value at the time of grant of less than $2,500,000, (B) the issuance of Shares upon the exercise of Company Options outstanding on the effective date hereof and the vesting of RSUs outstanding as of the effective date hereof or otherwise permitted to be granted hereunder in accordance with their terms and (C) the issuance of Shares pursuant to the terms of the Company’s Dividend Reinvestment Plan;

(iii)  sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets of the Company or any Company Subsidiary, except pursuant to existing Scheduled Contracts and except for (x) dispositions of obsolete equipment or assets, in each case, in the ordinary course of business consistent with past practice, or (y) dispositions in amounts not to exceed $2,000,000 individually or $7,500,000 in the aggregate;

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(viii) incur any indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except (A) in connection with refinancings of existing indebtedness for borrowed money as such indebtedness matures upon market terms and conditions, (B) for borrowings in the ordinary course of business under the Company’s existing credit facilities (or under refinancings of existing credit facilities pursuant to clause (A)) or (C) indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $7,500,000 in the aggregate;

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EXHIBIT A
Form of Promissory Note

PROMISSORY NOTE
(Revolving Loans)

$40,000,000.00	Burlington, Vermont
October 25, 2011

FOR VALUE RECEIVED, CENTRAL VERMONT PUBLIC SERVICE CORPORATION, a Vermont corporation, with its principal place of business in Rutland, Vermont (the “Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (together with any successors or assigns, the “Bank”) at the office of the Bank, 149 Bank Street, Burlington, Vermont 05401, the principal amount of FORTY MILLION DOLLARS ($40,000,000) or such amount thereof as may have been advanced to the Borrower as Revolving Loans under the Credit Agreement (defined below), together with interest on the unpaid balance and all other charges, as provided below.  This Note evidences the Revolving Loans made under and pursuant to the Amended and Restated Credit Agreement, dated as of October 25, 2011, by and between the Borrower and the Bank (as the same may from time to time be amended, modified or restated, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings given in the Credit Agreement.

 Commencing on the date hereof, interest shall accrue on the outstanding principal balance of this Note at the rate and in the manner set forth in the Credit Agreement.  Accrued interest shall be due and payable on each Interest Payment Date and on the date the entire amount of this Note becomes due and payable in full (whether by acceleration or otherwise).

If not sooner paid, the principal balance hereof, plus accrued interest and all other charges, shall be due and payable on the Maturity Date, or at any other time that the entire amount of this Note becomes due and payable in full (whether by acceleration or otherwise).

Section 1.                      Payment Terms.

1.1           Payments; Prepayments.  All payments hereunder shall be made by the Borrower to the Bank in United States currency at the Bank’s address specified above (or at such other address as the Bank may specify), in immediately available funds, on or before 2:00 p.m. (New York City time) on the due date thereof.  Payments received by the Bank prior to the occurrence of an Event of Default (as defined in Section 2.1 below) will be applied first to fees, expenses and other amounts due hereunder (excluding principal and interest); second, to accrued interest; and third to outstanding principal; after the occurrence of an Event of Default payments will be applied to the amounts outstanding under this Note as the Bank determines in its sole discretion.

1.2           Prepayment.                      The Borrower may make prepayments of principal at any time without premium or penalty, subject however, to any requirements or provisions of any agreement, if any, for a derivative or interest rate swap, now or hereafter executed by and between Borrower and the Bank, with respect to this Note and subject to Section 2.13 of the Credit Agreement.

1.3           Default Rate.  Principal and interest that is not paid when due shall bear interest at the rate set forth in Section 2.10(c) of the Credit Agreement.

1.4           Late Payment Charge.  If a payment of principal or interest hereunder is not made within ten (10) days of its due date, the undersigned will pay on demand a late payment charge equal to 5%

of the amount of such payment or $50.00, whichever is greater.  Nothing in the preceding sentence shall affect the Bank’s right to accelerate the maturity of this Note in the event of any default in the payment of this Note.

1.5           Deposit Account.  The Borrower shall maintain with the Bank a commercial demand deposit account and maintain sufficient collected balances in the account to pay any amounts as they become due.

Section 2.                      Defaults and Remedies.

2.1           Default.  The occurrence of any Event of Default under and as defined in the Credit Agreement shall constitute an “Event of Default” hereunder.

2.2           Remedies.  Upon an Event of Default, or at any time thereafter, at the option of the Bank, all amounts outstanding hereunder shall become immediately due and payable without notice or demand.  All rights and remedies of the Bank are cumulative and are not exclusive of any rights or remedies provided by laws or any other agreement, and may be exercised separately or concurrently.

Section 3.                      Miscellaneous.

3.1           Waiver; Amendment.  No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.  No waiver of any right or amendment to this Note shall be effective unless in writing and signed by the Bank nor shall a waiver on one occasion be construed as a bar to a waiver of any such right on any future occasion.  Without limiting the generality of the foregoing, the acceptance by the Bank of any late payment shall not be deemed to be a waiver of the Event of Default arising as a consequence thereof.  The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extensions or postponements of the time of payment or any and all other indulgences under this Note, or to any and all substitutions, exchanges or releases of any collateral securing this Note, or to any and all additions or releases of any other parties or persons primarily or secondarily liable under this Note, which from time to time be granted by the Bank in connection herewith regardless of the number or period of any extensions.

3.2           Bank Records.  The entries on the records of the Bank (including any appearing on this Note) shall be prima facie evidence of the aggregate principal amount outstanding under this Note and interest accrued thereon.

3.3           Governing Law; Consent to Jurisdiction.  This Note shall be governed by, and construed in accordance with, the laws of the State of Vermont.  The Borrower agrees that any suit for the enforcement of this Note may be brought in the courts of the State of Vermont or any federal court sitting in such state and consents to the non-exclusive jurisdiction of each such court and to service of process in any such suit being made upon the Borrower by mail at the address specified below.  The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

3.4           WAIVER OF JURY TRIAL.  THE BORROWER AND THE BANK, BY ITS ACCEPTANCE OF THIS NOTE, HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF: (A) THIS NOTE, CREDIT AGREEMENT OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH; (B) THE VALIDITY,

2

INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF; OR (C) ANY OTHER CLAIM OR DISPUTE HOWEVER ARISING BETWEEN THE BORROWER AND THE BANK.

3.5           Severability; Authorization to Complete; Paragraph Headings. If any provision of this Note shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Note and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  The Bank is hereby authorized, without further notice, to fill in any blank spaces on this Note, and to date this Note as of the date funds are first advanced hereunder.  Paragraph headings are for the convenience of reference only and are not a part of this Note and shall not affect its interpretation.

3.6           Certain References. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, entity or entities may require.  The terms “herein”, “hereof” or “hereunder” or similar terms used in this Note refer to this entire Note and not only to the particular provision in which the term is used.

[remainder of page left blank]

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BORROWER:
Central Vermont Public Service Corporation

___________________________________ Witness	By:_____________________________________ Name: Pamela J. Keefe Title: Senior Vice President, Chief Financial Officer, and Treasurer

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EXHIBIT B
Form of Opinion of Borrower’s Counsel

Central Vermont Public Service Corporation
Legal Department
77 Grove Street
Rutland, Vermont  05701

Carolyn B. Anderson, Esq. Phone: (802) 747-5511
Senior Corporate Counsel Fax:  (802) 770-3272
 canders@cvps.com

October 25, 2011

KeyBank National Association
149 Bank Street
PO Box 949
Burlington, VT 05402-0949

Re:	Amended and Restated Credit Agreement, dated as of October 25, 2011, by and between Central Vermont Public Service Corporation and KeyBank National Association

Ladies and Gentlemen:

I am Senior Corporate Counsel to Central Vermont Public Service Corporation, a corporation organized and existing under the laws of the State of Vermont (the “Company” or the “Borrower”).

I am familiar with the matters relating to the preparation, execution and delivery of: (a) an Amended and Restated Credit Agreement, dated as of October 25, 2011 (as such Agreement may be supplemented or amended, the “Credit Agreement”), by and between the Borrower and KeyBank National Association (the “Lender”); and (b) the $40,000,000 Revolving Line of Credit Note, to be dated the Effective Date (as defined in the Credit Agreement), executed by the Borrower in favor of the Lender (the “Revolving Note”) (the “Loan Documents”).

I have examined copies of the following instruments and documents: (i) the Articles of Association and By-laws of the Company; (ii) the Loan Documents; and (iii) the Resolutions, dated August 1, 2011, of the Company's Board of Directors; (iv) the Order of the Vermont Public Service Board dated September 19, 2011 in the matter of Docket 7766, Petition of Central Vermont Public Service Corporation to renew and modify an existing $40 Million Revolving Credit Facility with KeyBank, N.A. pursuant to 30 V.S.A. Section 108; and (v)  the 30 V.S.A. Section 202(f) determination of the Vermont Department of Public Service dated August 26, 2011.  I also have reviewed, and to the extent I have deemed appropriate relied upon, certificates of officers of the Company or of government officials as to certain factual matters.  In addition, I have reviewed such other instruments and documents as I have deemed necessary or appropriate as the basis for the opinions hereinafter expressed, and I have conducted such other investigations of fact and law as I have considered appropriate.

I am providing this opinion pursuant to and in accordance with Section 4.01(c) of the Credit Agreement.

Based upon the foregoing I am of the opinion that:

A.
The Borrower is a duly organized corporation, validly existing and in good standing under the laws of the State of Vermont and in each jurisdiction in which the conduct of its business requires registration.

B.	The execution, delivery and performance of the Credit Agreement and the Revolving Note have been duly authorized by all necessary corporate action on the part of the Borrower.

C.
The execution, delivery and performance of the Credit Agreement and Revolving Note are within the Borrower’s powers and do not contravene or constitute a breach or default of (i) any provision of the Borrower’s Articles of Incorporation or By-laws, or (ii) any contract, indenture, instrument or document to which the Borrower is a party or to which it or any of its properties, both personal and real, are bound, or (iii) any law, rule, regulation, court order or order of any governmental agency.

D.
No consent, approval, authorization or order of, or filing, registration or qualification with, any governmental or regulatory authority, which has not been obtained, taken or made is required under any applicable law or under any judgment, order or decree of any court, arbitrator or governmental or regulatory authority for the execution and delivery of the Loan Documents or the performance of the Borrower’s obligations thereunder.

E.
The Borrower has made and will make all necessary filings, and has received and will receive all necessary approvals, to collect the rates it charges under the tariffs currently in effect and to be in effect during the term of the Credit Agreement, and to make all payments under the Loan Documents with revenues collected pursuant to such filed rate tariffs.

F.
Each of the Credit Agreement and Revolving Note has been duly authorized, executed and delivered by the Borrower, and constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its respective terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or general principles of equity.

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G.
There is no pending or, to the best of my knowledge, threatened action or proceeding before any court, governmental agency or arbitrator against or affecting the Borrower which, if determined adversely to such Borrower would materially and adversely affect its financial condition or its ability to perform its covenants and agreements under the Loan Documents.

I express no opinion as to any question of law other than the law of the State of Vermont.

Sincerely,

Carolyn B. Anderson
CBA/ms

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